Exhibit 99.1

Purple Innovation Reports Third Quarter 2021 Results

Lehi, Utah, November 9, 2021 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today announced results for the third quarter ended September 30, 2021.

Third Quarter Financial Summary (Comparisons versus Third Quarter 2020 and 2019)1

●	Net revenue decreased 8.7% to $170.8 million, compared to 2020 and increased 45.5% compared to 2019.

o	Wholesale revenue increased 9.6% over 2020 and 17.1% over 2019; Direct-to-Consumer (DTC) revenue decreased 15.9% compared to 2020 and increased 66.1% over 2019.

●	Gross profit was 35.8% compared to 47.2% in 2020 and 45.0% in 2019.

●	Operating expenses as a percent of net revenue were 39.6% compared to 34.2% in 2020 and 35.7% in 2019.

●	Operating loss was $(6.6) million compared to operating income of $24.3 million in 2020 and operating income of $11.0 million 2019.

●	Net income was $2.1 million compared to a net loss of $(87.2) million in 2020 and net income of $7.2 million in 2019. Adjusted net loss was $(4.9) million, or $(0.07) per diluted share, as compared to adjusted net income of $17.2 million, or $0.27 per diluted share, in 2020 and adjusted net income of $9.5 million, or $0.17 per diluted share, in 2019.

●	EBITDA was $2.4 million compared to $(83.5) million in 2020, reflecting primarily the impact from the change in fair value of warrant liabilities, and $9.3 million in 2019. Adjusted EBITDA was $0.1 million compared to $30.1 million in 2020 and $15.3 million in 2019.

The Company views comparison to the 2019 period to be more meaningful than the comparable 2020 period given the exceptional COVID-19 related consumer demand changes experienced in the same period in 2020.

“Our third quarter results were disappointing, largely driven by impacts from our manufacturing backlog that were longer-lasting than we anticipated. Our lack of inventory impacted sales through all of our channels which are deeply interconnected. Specifically, delays in planned wholesale expansion, slower re-acceleration of existing wholesale door productivity, and a more prolonged build-back from the effect of marketing spend reduction in response to inventory shortages which in turn also impacted our digital business. Furthermore, we missed opportunities related to pricing and cost management” said Joe Megibow, Chief Executive Officer. “While our growth progress was muted in the quarter, we are now moving forward with our strategic goals, which include opening 270 new wholesale retail doors through the first five weeks of the fourth quarter. Additionally, we continue to successfully expand our Purple showroom footprint and are ramping back up our marketing investment with an all-new brand and awareness building campaign showcasing our differentiated product line and Gel-Flex Grid technology. Operationally, we will be capitalizing on pricing opportunities while we continue to invest in supply chain and manufacturing initiatives that will meaningfully improve margins as we head into 2022.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

New Mattress Firm Contract

On November 8, 2021, Purple entered into a new Master Retailer Agreement with Mattress Firm, Inc. (“Mattress Firm”), the largest mattress specialty retailer in the U.S. The new agreement provides mutually beneficial opportunities to expand sales of Purple’s full assortment of sleep products within Mattress Firm and eliminates prior restrictions on Purple’s growth outside of Mattress Firm.

“Mattress Firm was the first retailer to recognize Purple’s unique and differentiated premium comfort technology and has provided national scale that is aligned with our mission of helping every body feel and live better,” said Joe Megibow, Chief Executive Officer. “The new agreement further reinforces our relationship and provides new opportunity for growth and partnership.”

Next Generation Max Machine

We recently brought our first next generation Max machine, HMax, online at Purple South, in Georgia and expect to bring the second HMax online next year. Our HMax machines have output that is more than 50% higher than our first-generation Mattress Max machines, with about half the labor and robotic extraction. With HMax 1, we now have three Mattress Max machines online at Purple South, with the fourth expected to come online next week.

Third Quarter 2021 Review

Third quarter 2021 net revenue decreased 8.7% to $170.8 million, compared to $187.1 million in the third quarter of 2020. Third quarter net revenue 2021 was adversely affected by the production issues we experienced in the second and third quarters of 2021, as our ability to manufacture and deliver our products to both DTC and wholesale customers was interrupted. By channel, wholesale revenue increased 9.6% and DTC revenue decreased 15.9%, as our wholesale business was favorably impacted by wholesale partner expansion combined with a reopening of wholesale partner doors, partially offset by a slower than expected reacceleration of demand from our wholesale customers. DTC net revenues were unfavorably impacted by production delays impacting our ability to manufacture and deliver products to our DTC customers in the third quarter, as well as reduced marketing spend which correspondingly reduced demand in our DTC channel in the same period. Compared with the more normalized third quarter of 2019, third quarter 2021 net revenue increased 45.5% with wholesale revenue up 17.1% and DTC revenue up 66.1%.

Gross profit for the third quarter 2021 was 35.8% compared to 47.2% in the prior year period and 45.0% in the same period of 2019. The decrease in gross profit over the prior year was primarily attributable to inefficiencies as we worked to resolve production issues, rising shipping, raw material and labor costs and a higher proportion of wholesale channel revenue, which carries a lower gross margin than revenue from the DTC channel. We anticipate that shipping, raw material and labor costs will remain at elevated levels or continue to increase in the foreseeable future. Wholesale net revenues comprised approximately 34% of total net revenue for the quarter, compared with approximately 28% in the prior year period and 42% in the third quarter of 2019.

Operating expenses were 39.6% of net revenue for the third quarter of 2021 compared to 34.2% in the prior year period and 35.7% in the third quarter of 2019. The increase in operating expenses as a percent of net revenue compared with the prior year period was driven primarily by lower revenue combined with an increase in legal and professional fees associated with increased expenses for consulting, professional staffing and executive placement costs, and an increase in personnel costs related to planned growth of our workforce, partially offset by a $10.1 million decrease in advertising costs.

Operating loss was $(6.6) million for the third quarter 2021 compared to operating income of $24.3 million in the prior year period and an operating income of $11.0 million in the third quarter of 2019.

Net income was $2.1 million for the third quarter 2021 compared to a net loss of $(87.2) million in the prior year period and net income of $7.2 million for the third quarter 2019. As previously disclosed, the Company recently determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended September 30, 2021 and 2020, the Company recognized a non-cash gain of $5.4 million and a non-cash expense of $104.0 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net loss was $(4.9) million, or $(0.07) per diluted share, compared to adjusted net income of $17.2 million, or $0.27 per diluted share, in the prior year period and $9.5 million, or $0.17 per diluted share, for the third quarter of 2019. Adjusted net income also reflects an estimated effective income tax rate of 25.4% for the current year period and 25.6% for the comparable prior year period and for the third quarter of 2019. (See below for a reconciliation of GAAP financial measures to non-GAAP financial measures.)

EBITDA for the third quarter 2021 was $2.4 million compared to $(83.5) million in the third quarter 2020 and $9.3 million in the third quarter 2019. Adjusted EBITDA, which excludes the adjustment for certain non-cash gains and losses and certain other items (please see table below for detail of such items) was $0.1 million, compared to $30.1 million in the prior year period and $15.3 million in the third quarter of 2019.

Balance Sheet

As of September 30, 2021, the Company had cash and cash equivalents of $83.6 million compared to $123.0 million as of December 31, 2020. The decrease was driven largely by capital expenditures related to manufacturing capacity expansion and showroom expansion combined with investment in inventories ahead of the holiday season. Inventories as of September 30, 2021 totaled $84.0 million compared with $65.7 million as of December 31, 2020.

2021 Outlook

Based on third quarter results and performance in the fourth quarter to-date, the Company currently expects 2021 net revenue to be between $720 and $740 million, representing an increase of 11% to 14% over 2020 results and an increase of 68% to 73% over the 2019 results. DTC revenue is projected to reach approximately $475 million for 2021, about flat to 2020 and an increase of 79% compared to 2019.

Based on the Company’s revised sales outlook, additional pressure on gross margins from rising input cost and an even greater channel mix shift toward wholesale, and the planned increase in marketing investments during the fourth quarter, Adjusted EBITDA for the full year 2021 is now expected to be between $15 million and $25 million.

The Company expects capital expenditures for 2021 to be in the range of $55 to $60 million, as the Company invests in expanding production capabilities in the Georgia manufacturing facility and in additional showrooms.

Year-end liquidity, inclusive of availability under the Company’s existing line of credit, is anticipated to be between $85 million and $95 million.

The Company believes it is on track to meet its target of 400 to 500 incremental doors by the end of 2021, bringing the total to nearly 2800 doors by year end. The Company also believes that it is on track to reach approximately 3,500 wholesale doors by the end of 2022.

The Company expects to end 2021 with 28 showroom locations and to add more than 30 locations in 2022. The Company anticipates average annual sales per door of about $2 million and a payback period of approximately 15 months on an initial investment of about $600,000.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on November 9, 2021 at 4:30 p.m. Eastern Time. To access the call dial 866-269-4260 (domestic) or 929-477-0591 (international) and provide the Conference ID: 5317137. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to the timing and extent of expected future growth of revenue and earnings and anticipated growth rates; demand for our products; expectations regarding consumer behavior; the impact of our marketing efforts on our business; our ability to improve gross profit and gross margins; the impact of our relationship with Mattress Firm on our business; our ability to gain market share; our ability to expand our physical presence through partner and owned retail stores; our ability to achieve expected economics of our showrooms; the timing and anticipated efficiency of new and additional manufacturing equipment, including Max machines; our ability to achieve long-term targets of revenue and adjusted EBITDA over the next three to five years; and expected financial and operating results for the full year 2021. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic and supply chain issues on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in shipping, raw material and labor prices; demand in our wholesale and DTC channels being lower than anticipated; our inability to execute on strategies to expand our wholesale channel; material changes in our relationships with wholesale partners; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 10, 2021, as updated on our Quarterly Reports on Form 10-Q and other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the fourth quarter and full year 2021, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except par value)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$83,616	$122,955
Accounts receivable, net	27,570	29,111
Inventories, net	84,045	65,726
Prepaid inventory	1,316	826
Other current assets	11,739	10,453
Total current assets	208,286	229,071
Property and equipment, net	101,049	61,486
Operating lease right-of-use assets	61,798	41,408
Intangible assets, net	11,466	9,945
Deferred income taxes	213,951	211,244
Other long-term assets	1,390	1,578
Total assets	$597,940	$554,732

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,407	$69,594
Accrued sales returns	6,903	8,428
Accrued compensation	13,392	14,209
Customer prepayments	9,283	6,253
Accrued sales tax	4,512	6,015
Accrued rebates and allowances	8,071	10,891
Operating lease obligations – current portion	5,776	3,235
Other current liabilities	15,031	13,583
Total current liabilities	133,375	132,208
Debt, net of current portion	39,899	41,410
Operating lease obligations, net of current portion	75,340	48,936
Warrant liabilities	9,018	92,708
Tax receivable agreement liability, net of current portion	165,632	165,426
Other long-term liabilities, net of current portion	9,826	6,503
Total liabilities	433,090	487,191

Commitments and contingencies (Note 11)

Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 66,449 issued and outstanding at September 30, 2021 and 63,914 issued and outstanding at December 31, 2020	7	6
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at September 30, 2021 and 536 issued and outstanding at December 31, 2020	—	—
Additional paid-in capital	404,214	333,047
Accumulated deficit	(240,283)	(265,856)
Total stockholders’ equity	163,938	67,197
Noncontrolling interest	912	344
Total stockholders’ equity	164,850	67,541
Total liabilities and stockholders’ equity	$597,940	$554,732

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues, net	$170,781	$187,111	$539,796	$474,582
Cost of revenues	109,701	98,857	309,505	251,515
Gross profit	61,080	88,254	230,291	223,067
Operating expenses:
Marketing and sales	48,841	51,206	163,053	127,313
General and administrative	17,037	11,087	54,024	27,312
Research and development	1,784	1,687	5,430	4,712
Total operating expenses	67,662	63,980	222,507	159,337
Operating income (loss)	(6,582)	24,274	7,784	63,730
Other income (expense):
Interest income (expense), net	10	(1,232)	(1,129)	(4,045)
Other income (expense), net	12	3	(30)	109
Change in fair value – warrant liabilities	5,362	(103,962)	19,369	(212,593)
Loss on extinguishment of debt	—	(5,782)	—	(5,782)
Tax receivable agreement income (expense)	846	(567)	639	(33,512)
Total other income (expense), net	6,230	(111,540)	18,849	(255,823)
Net income (loss) before income taxes	(352)	(87,266)	26,633	(192,093)
Income tax benefit (expense)	2,479	106	(1,005)	35,818
Net income (loss)	2,127	(87,160)	25,628	(156,275)
Net income (loss) attributable to noncontrolling interest	(44)	(147)	55	7,178
Net income (loss) attributable to Purple Innovation, Inc.	$2,171	$(87,013)	$25,573	$(163,453)

Net income (loss) per share:
Basic	$0.03	$(1.97)	$0.39	$(5.09)
Diluted	$(0.05)	$(1.97)	$0.09	$(5.09)

Weighted average common shares outstanding:
Basic	66,335	44,266	65,741	32,117
Diluted	67,287	44,266	68,319	32,117

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$2,127	$(87,160)	$25,628	$(156,275)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,811	2,550	6,355	6,366
Non-cash interest	131	182	388	2,973
Paid-in-kind interest	—	(6,616)	—	(6,616)
Loss on extinguishment of debt	—	5,782	—	5,782
Change in fair value – warrant liabilities	(5,362)	103,962	(19,369)	212,593
Tax receivable agreement (income) expense	(846)	567	(639)	33,512
Stock-based compensation	765	347	2,357	1,559
Non-cash lease expense	1,303	810	3,361	2,210
Deferred income taxes	(4,907)	8,189	(1,737)	(35,818)
Changes in operating assets and liabilities:
Accounts receivable	(2,466)	(2,865)	1,541	6,798
Inventories	(19,250)	(10,954)	(18,319)	(3,147)
Prepaid inventory and other assets	4,432	(2,691)	2,169	(5,740)
Accounts payable	9,584	8,775	(2,199)	9,678
Accrued sales returns	(59)	(1,664)	(1,525)	3,014
Accrued compensation	4,185	2,187	(817)	4,561
Customer prepayments	(8,051)	(2,131)	3,030	(51)
Accrued rebates and allowances	1,201	2,812	(2,820)	1,921
Operating lease obligations	(551)	(425)	(1,824)	(1,274)
Other accrued liabilities	3,616	(6,603)	4,552	5,354
Net cash provided by (used in) operating activities	(11,337)	15,054	132	87,400

Cash flows from investing activities:
Purchase of property and equipment	(13,984)	(6,184)	(40,146)	(14,194)
Investment in intangible assets	(1,067)	(8,455)	(1,352)	(10,890)
Net cash used in investing activities	(15,051)	(14,639)	(41,498)	(25,084)

Cash flows from financing activities:
Proceeds from term loan	—	45,000	—	45,000
Payments on term loan	(563)	—	(1,688)	—
Payments on related party loan	—	(37,497)	—	(37,497)
Payments for debt issuance costs	—	(2,460)	—	(2,460)
Proceeds from InnoHold indemnification payment	—	—	4,142	—
Tax receivable agreement payments	—	—	(628)	—
Distributions to members	(104)	(5,006)	(957)	(5,006)
Proceeds from exercise of warrants	—	683	116	706
Proceeds from exercise of stock options	590	1,418	1,042	1,418
Net cash provided by (used in) financing activities	(77)	2,138	2,027	2,161

Net (decrease) increase in cash	(26,465)	2,553	(39,339)	64,477
Cash and cash equivalents, beginning of the period	110,081	95,402	122,955	33,478
Cash and cash equivalents, end of the period	$83,616	$97,955	$83,616	$97,955

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of amounts capitalized	$(469)	$932	$389	$954
Cash paid during the period for income taxes	$61	$2,350	$4,495	$2,422

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$2,340	$1,761	$5,707	$2,786
Non-cash leasehold improvements	$—	$—	$3,238	$615
Accrued distributions	$304	$—	$304	$4,523
Tax receivable agreement liability	$(4)	$89,677	$776	$134,943
Deferred income taxes	$(5)	$112,670	$969	$169,306
Exercise of liability warrants	$149	$4,547	$64,321	$4,570

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, income tax (benefit) expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, product reserve, debt extinguishment, changes in the fair value of the warrant liability, nonrecurring legal fees, executive interim and search costs, severance costs, vendor impairment, showroom opening costs, new production facility start-up costs, previous period sales tax liability and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)

GAAP net income (loss)	$2,127	$(87,160)	$7,211	$25,628	$(156,275)	$(4,693)
Interest (income) expense	(10)	1,232	1,356	1,129	4,045	3,801
Income tax (benefit) expense	(2,479)	(106)	—	1,005	(35,818)	—
Other income (expense), net	(12)	(3)	(138)	30	(109)	(373)
Depreciation and amortization	2,811	2,550	918	6,355	6,366	2,492
EBITDA	2,437	(83,487)	9,347	34,147	(181,791)	1,227
Adjustments:
Debt extinguishment and change in fair value – warrant liability	(5,362)	109,744	2,584	(19,369)	218,375	14,714
Stock-based compensation expense	765	347	2,935	2,357	1,559	9,740
Product reserve	—	—	—	—	500	—
Tax receivable agreement (income) expense	(846)	567	—	(639)	33,512	—
Legal fees	222	448	16	9,881	1,056	419
Executive interim and search costs	1,021	—	183	2,166	—	676
Severance costs	278	28	40	593	133	700
Vendor impairment	—	1,660	—	—	1,660	—
Showroom opening costs	692	—	—	1,182	—	—
New production facility start-up costs	290	—	—	2,856	—	—
Previous period sales tax liability	964	689	200	1,049	689	200
COVID-19 related expenses	102	90	—	141	207	—
Adjusted EBITDA	$563	$30,086	$15,305	$34,364	$75,900	$27,676

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020(1)	2019(1)	2021	2020(1)	2019(1)
Net income (loss)	$2,127	$(87,160)	$7,211	$25,628	$(156,275)	$(4,693)
Income tax (benefit) expense, as reported	(2,479)	(106)	—	1,005	(35,818)	—
Tax receivable agreement (income) expense	(846)	567	—	(639)	33,512	—
Change in fair value – warrant liabilities	(5,362)	103,962	2,584	(19,369)	212,593	8,415
Stock-based compensation(2)	—	—	2,935	—	—	9,740
Loss on extinguishment of debt	—	5,782	—	—	5,782	—
Secondary offering expenses	—	—	—	7,858	—	—
Adjusted net income (loss) before income taxes	(6,560)	23,045	12,730	14,483	59,794	13,462
Adjusted income taxes(3)	1,666	(5,807)	(3,233)	(3,679)	(15,068)	(3,419)
Adjusted net income (loss)	$(4,894)	$17,238	$9,497	$10,804	$44,726	$10,043

Adjusted net income (loss) per share, diluted	$(0.07)	$0.27	$0.17	$0.16	$0.74	$0.18

Adjusted weighted-average shares outstanding, diluted(4)	67,287	64,433	55,775	68,775	60,756	55,436

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Reflects the stock-based compensation related to the InnoHold Incentive Units issued in 2019.

(3)	Represents the estimated effective tax rate of 25.4% for the three and nine months ended September 30, 2021 and 25.6% for the three and nine months ended September 30, 2020 and 2019, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(4)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three and nine months ended September 30, 2021, 2020 and 2019:

	For the Three Months Ended
	September 30, 2021			September 30, 2020(1)			September 30, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$2,171	66,839	$(0.05)	$(87,013)	44,266	$(1.97)	$394	52,793	$0.01
Assumed exchange of shares(3)	(44)	448		(147)	9,765		6,817	369
Net income (loss)	2,127			(87,160)			7,211
Adjustments to arrive at adjusted net income before taxes(4)	(8,687)	—		110,205	10,402		5,519	2,613
Adjusted net income (loss) before taxes	(6,560)			23,045			12,730
Adjusted income taxes(5)	1,666			(5,807)			(3,233)
Adjusted net income (loss)	$(4,894)	67,287	$(0.07)	$17,238	64,433	$0.27	$9,497	55,775	$0.17

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the three months ended September 30, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Nine Months Ended
	September 30, 2021			September 30, 2020(1)			September 30, 2019(1)
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income (loss) attributable to Purple Innovation Inc.(2)	$25,573	68,319	$0.09	$(163,453)	32,117	$(5.09)	$(4,917)	8,576	$(0.57)
Assumed exchange of shares(3)	55	456		7,178	21,515		224	44,247
Net income (loss)	25,628			(156,275)			(4,693)
Adjustments to arrive at adjusted net income before taxes(4)	(11,145)	—		216,069	7,124		18,155	2,613
Adjusted net income before taxes	14,483			59,794			13,462
Adjusted income taxes(5)	(3,679)			(15,068)			(3,419)
Adjusted net income	$10,804	68,775	$0.16	$44,726	60,756	$0.74	$10,043	55,436	$0.18

(1)	Reflects the effect of the previously disclosed restatement due to the outstanding warrants being accounted for as liabilities and recorded at fair value.

(2)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(3)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(4)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(5)	Represents the estimated effective tax rate of 25.4%, 25.6% and 25.6% for the nine months ended September 30, 2021, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.